    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 2002
                                                     REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              CARDINAL HEALTH, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              OHIO                                                31-0958666
  (STATE OR OTHER JURISDICTION                                (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                     7000 CARDINAL PLACE, DUBLIN, OHIO 43017
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (614) 757-5000
     (TELEPHONE NUMBER, INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                             PAUL S. WILLIAMS, ESQ.
           EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY
                              CARDINAL HEALTH, INC.
                               7000 CARDINAL PLACE
                               DUBLIN, OHIO 43017
               (NAME AND ADDRESS OF AGENT FOR SERVICE) (ZIP CODE)

                                 (614) 757-5000
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

IT IS RESPECTFULLY REQUESTED THAT THE COMMISSION SEND COPIES OF ALL NOTICES, ORDERS AND COMMUNICATIONS TO:

 JOHN M. GHERLEIN, ESQ.                               AMY H. HUNSAKER, ESQ.
  BAKER & HOSTETLER LLP                             ASSISTANT GENERAL COUNSEL
3200 NATIONAL CITY CENTER                             CARDINAL HEALTH, INC.
  1900 EAST 9TH STREET                                1100 NORTH LINDBERGH
  CLEVELAND, OHIO 44114                             ST. LOUIS, MISSOURI 63132
     (216) 621-0200                                      (314) 993-6000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED MAXIMUM
                                          AMOUNT TO BE                 AGGREGATE OFFERING                  AMOUNT OF
     TITLE OF EACH CLASS OF                REGISTERED                        PRICE                     REGISTRATION FEE
  SECURITIES TO BE REGISTERED                  (1)                            (2)                           (1) (3)
  ---------------------------             ------------                 ------------------              ----------------
Common Shares, without par value
Debt Securities
      Total...........................    $300,000,000                    $300,000,000                      $27,600


(1) There are being registered hereunder such presently indeterminate number or principal amount of Cardinal Health, Inc. common shares and debt securities as may from time to time be issued at indeterminate prices.

(2) Plus such additional amount as may be necessary that, if any debt securities are issued with an original issue discount, the aggregate initial offering price will equal $300,000,000.

(3) Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus contained herein also relates to $700,000,000 of common shares and debt securities of the registrant contained in the registration statements on Form S-3 (File Nos. 333-62944 and 333-46482) which amount is being carried forward in this Registration Statement. The filing fee associated with the securities carried forward and previously paid with the earlier registration statements is $177,133.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


            PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 17, 2002

                          [CARDINAL HEALTH, INC. LOGO]

                        COMMON SHARES AND DEBT SECURITIES

                         OFFERING PRICE: $1,000,000,000

       We may offer, from time to time:

         (i)     common shares, and

         (ii)    unsecured debt securities.

       For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

       We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       This prospectus may not be used to sell of any of these securities unless accompanied by a prospectus supplement.
















                The date of this prospectus is December 17, 2002.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

About this prospectus.............................................................................................3

Where you can find more information and incorporation of certain documents by reference...........................3

Cautionary statement regarding forward-looking statements.........................................................4

The Company.......................................................................................................5

Use of proceeds...................................................................................................5

Ratio of earnings to fixed charges................................................................................6

Description of common shares......................................................................................6

Description of debt securities....................................................................................7

Legal opinions...................................................................................................17

Experts  ........................................................................................................17

Plan of distribution.............................................................................................18

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under this shelf process, we may sell in one or more offerings any combination of our debt securities and our common shares with an aggregate public offering price of up to $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading "Where You Can Find More Information and Incorporation of Certain Documents by Reference."

         Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "we," "us," or "our" mean Cardinal Health, Inc. and its consolidated subsidiaries, and references to "Cardinal Health" refer to Cardinal Health, Inc. excluding its consolidated subsidiaries.

                     WHERE YOU CAN FIND MORE INFORMATION AND
                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available on the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, which includes exhibits and other information not included in this prospectus. The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we are disclosing important information to you by referring to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which we have previously filed with the SEC and any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to our sale of all of the securities covered by this prospectus.

SEC FILINGS                                                          PERIOD/DATE
-----------                                                          -----------

--   Annual Report on Form 10-K..................................    Fiscal Year ended June 30, 2002
--   Quarterly Report on Form 10-Q...............................    Fiscal Quarter ended September 30, 2002
--   Current Reports on Form 8-K.................................    Filed October 22, 2002, November 6, 2002 and December 13, 2002
--   Description of common shares contained in
     Registration Statement on Form 8-A..........................    Filed August 19, 1994

         We will furnish without charge to each person (including any beneficial owner) to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits). Requests for such documents should be made to:

                              Cardinal Health, Inc.
                               7000 Cardinal Place
                               Dublin, Ohio 43017
                                 (614) 757-5222
                          Attention: Investor Relations

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION IN THIS

PROSPECTUS IS CURRENT ONLY AS OF THE DATE OF THIS PROSPECTUS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATION AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 (the "PSLRA") provides a "safe harbor" for "forward-looking statements" (as defined in the PSLRA). This prospectus, Cardinal Health's Form 10-K, Cardinal Health's Annual Report to Shareholders, any Form 10-Q or any Form 8-K of Cardinal Health, our press releases, or any other written or oral statements made by or on behalf of Cardinal Health, may include or incorporate by reference forward-looking statements which reflect Cardinal Health's current view (as of the date such forward-looking statement is first made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in or by such statements. These uncertainties and other factors include, but are not limited to:

         - uncertainties relating to general economic, business and market conditions;

         - the loss of one or more key customer or supplier relationships, such as pharmaceutical and medical/surgical manufacturers for which alternative supplies may not be available or easily replaceable;

         - challenges associated with integrating our information systems with those of our customers and/or suppliers;

         - potential liabilities associated with warranties of our information systems, and the malfunction or failure of our information systems or those of third parties with whom we do business, such as malfunctions or failures associated with date-related issues and disruption to Internet-related operations;

         - the costs and difficulties related to the integration of recently acquired businesses;

         - changes to the presentation of financial results and position resulting from adoption of new accounting principles or upon the advice of our independent auditors or the staff of the SEC;

         - changes in the distribution or outsourcing pattern for pharmaceutical and medical/surgical products and services, including an increase in direct distribution or a decrease in contract packaging by pharmaceutical manufacturers;

         - changes in government regulations or our failure to comply with those regulations;

         - the costs and other effects of legal and administrative proceedings;

         - injury to person or property resulting from our manufacturing, packaging, repackaging, drug delivery system development and manufacturing, information systems, or pharmacy management services;

         - competitive factors in our health care service businesses, including pricing pressures;

         - unforeseen changes in our existing agency and distribution arrangements;

         - the continued financial viability and success of our customers, suppliers and franchisees;

         - difficulties encountered by our competitors, whether or not we face the same or similar issues;

         - technological developments and products offered by competitors;

         - failure to retain or continue to attract senior management or key personnel;

         - risks associated with international operations, including fluctuations in currency exchange ratios and implementation of the Euro currency;

         - costs associated with protecting our trade secrets and enforcing our patent, copyright and trademark rights, and successful challenges to the validity of our patents, copyrights or trademarks;

         - difficulties or delays in the development, production, manufacturing, and marketing of new products and services;

         -        strikes or other labor disruptions;

         -        labor and employee benefit costs;

         - pharmaceutical and medical/surgical manufacturers' pricing policies and overall drug price inflation;

         - changes in hospital buying groups or hospital buying practices; and

         - other factors described in our Form 10-K or the documents we file with the SEC.

         The words "believe," "expect," "anticipate," "project," and similar expressions, among others, identify "forward-looking statements," which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   THE COMPANY

         We are a leading provider of products and services supporting the health care industry. We offer a broad spectrum of products and services to both upstream customers, including pharmaceutical, biotech, medical/surgical and lab manufacturers, and downstream customers, including pharmacies and hospitals, physician offices and other sites of care.

         We offer these products and services through four primary business units:

         -        pharmaceutical distribution and provider services;

         -        automation and information services;

         -        medical-surgical products and services; and

         -        pharmaceutical technologies and services.

We employ approximately 50,000 people on five continents and have annual revenues exceeding $44 billion.

         The mailing address of our executive offices is 7000 Cardinal Place, Dublin, Ohio 43017, and our telephone number is (614) 757-5000.

         The foregoing information concerning Cardinal Health does not purport to be comprehensive. For additional information concerning our business and affairs, including capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which we may be subject, please refer to the documents incorporated by reference into this prospectus.

                                 USE OF PROCEEDS

         Except as we may describe otherwise in a prospectus supplement, we will use the proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, repayment or refinancing of indebtedness, acquisitions, and investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our ratio of earnings to fixed charges for each of the fiscal years ended June 30, 1998 through 2002 and for the three months ended September 30, 2002 was as follows:

                                            Fiscal Year Ended June 30,
                                 ---------------------------------------------------         Three Months Ended
                                 1998       1999        2000        2001        2002         September 30, 2002
                                 ----       ----        ----        ----        ----         ------------------
Ratio of Earnings to Fixed
Charges..........               6.3         6.4         7.3        7.6         10.7                 11.4

         The ratio of earnings to fixed charges is computed by dividing fixed charges of Cardinal Health into earnings before income taxes plus fixed charges. Fixed charges include interest expense, amortization of debt offering costs, and the portion of rent expense that is deemed to be representative of the interest factor.

                          DESCRIPTION OF COMMON SHARES

         The following is a summary of certain rights of the holders of our common shares. Reference is made to Cardinal Health's Amended and Restated Articles of Incorporation, as amended (the "Articles"), and Cardinal Health's Amended and Restated Code of Regulations, as amended (the "Regulations"), copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated into this prospectus by reference. See "Where You Can Find More Information and Incorporation of Certain Documents by Reference" on page 3 of this prospectus for information on how to obtain a copy of the Articles or Regulations.

         Cardinal Health's Articles authorize it to issue up to 750,000,000 common shares. On December 13, 2002, approximately 440,952,550 common shares were issued and outstanding, approximately 21,997,300 were held in treasury, approximately 100,747,400 common shares were reserved for issuance under stock based benefit plans and approximately 14,700,000 were reserved for issuance under an equity shelf registration statement. The Articles also authorize us to issue up to 5,000,000 Class B common shares, none of which is outstanding or reserved for issuance, and 500,000 non-voting preferred shares, none of which is outstanding or reserved for issuance.

         From time to time, Cardinal Health may issue additional authorized but unissued common shares for share dividends, stock splits, employee benefit programs, financing and acquisition transactions, and other general purposes. Those common shares will be available for issuance without action by Cardinal Health's shareholders, unless action by the Cardinal Health shareholders is required by applicable law or the rules of the New York Stock Exchange or any other stock exchange on which common shares may be listed in the future.

         All of the outstanding common shares are fully paid and nonassessable. Holders of common shares do not have preemptive rights and have no right to convert their common shares into any other security. All common shares are entitled to participate equally and ratably in dividends, when and as declared by Cardinal Health's board of directors. In the event of the liquidation of Cardinal Health, holders of common shares are entitled to share ratably in assets remaining after payment of all liabilities, subject to prior distribution rights of any preferred shares then outstanding. Holders of common shares are entitled to one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Holders of Class B common shares (if any are issued in the future) are entitled to one-fifth of one vote per share in the election of directors and upon all matters on which shareholders are entitled to vote. Under certain circumstances, holders of Class B common shares have a right to a separate class vote. Under Ohio law, Cardinal Health shareholders are generally afforded the right to vote their common shares cumulatively for the election of nominees to fill the particular class of directors to be elected at each annual meeting, subject to compliance with certain procedural requirements.

         Cardinal Health's board of directors currently consists of fourteen members, divided into two classes of five members each and a third class of four members. The Regulations provide that the number of directors may be increased or decreased by action of the board of directors upon the majority vote of the board, but in no case may the number of directors be fewer than nine or more than fourteen without an amendment approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to that proposed amendment. Ohio law provides that shareholders of an "issuing public corporation," which definition includes Cardinal Health, whose board of directors is classified may remove a director from office only for cause. The Regulations require that any proposal to either remove a director during his term of office or to further amend the Regulations relating to the classification or removal of directors be approved by the affirmative vote of the holders of not less than 75% of the shares having voting power with respect to such proposal. The board of directors may fill any vacancy with a person who will serve until the shareholders hold an election to fill the vacancy. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified board structure unless dissatisfaction with the performance of one or more directors is widely shared by Cardinal Health's shareholders. These provisions could also have the effect of increasing from one year to two or three years (depending upon the number of common shares held) the amount of time required for an acquiror to obtain control of Cardinal Health by electing a majority of the board of directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

         Chapter 1704 of the Ohio Revised Code (the "Ohio Law") provides generally that any person who acquires 10% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested shareholder, unless the directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became an interested shareholder of the corporation. These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation's original articles of incorporation contain a provision expressly electing not to be governed by Chapter 1704 of the Ohio Law; (ii) if the corporation, by action of its shareholders, adopts an amendment to its articles of incorporation expressly electing not to be governed by such section; or (iii) if, on the date the interested shareholder became a shareholder of the corporation, the corporation did not have a class of voting shares registered or traded on a national securities exchange. Cardinal Health's Articles do not contain a provision electing not to be governed by Chapter 1704.

         Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or regulations of a corporation otherwise provide, a "control share acquisition" of an issuing public corporation can be made only with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%, at least 33 1/3% but less than 50%, or 50% or more. Although Cardinal Health is an issuing public corporation, the Regulations expressly provide that the provisions of Section 1701.831 of the Ohio Law do not apply to it.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common shares is EquiServe Trust Company, Jersey City, New Jersey.

                         DESCRIPTION OF DEBT SECURITIES

         The debt securities offered by this prospectus will be unsecured obligations of Cardinal Health and will be issued under an indenture dated as of April 18, 1997, between Cardinal Health and Bank One, N.A. (formerly known as Bank One, Columbus, N.A.), as trustee.

         The following briefly summarizes the material provisions of the indenture and the debt securities. You should read the more detailed provisions of the indenture, including the defined terms, because they, and not this description, define the rights of holders of debt securities. You should also read the particular terms of the debt securities, which will be described in more detail in the applicable prospectus supplement. See "Where You Can Find More Information and Incorporation of Certain Documents by Reference" for information on how to obtain a copy of the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

         The indenture provides that the debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of debt securities or any other debt we may incur except as provided below under "Limitations on Subsidiary Debt." Unless otherwise specified in a prospectus supplement, a default in our obligations with respect to any other indebtedness will not constitute a default or an event of default with respect to the debt securities. The indenture does not contain any covenants or provisions that afford holders of debt securities protection in the event of a highly leveraged transaction. The debt securities will be unsecured and will rank on a parity with all of Cardinal Health's other unsecured and unsubordinated indebtedness.

         We conduct nearly all of our operations through subsidiaries and we expect that we will continue to do so. As a result, the right of Cardinal Health to participate as a shareholder in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise and the ability of holders of debt securities to benefit as creditors of Cardinal Health from any distribution are subject to the prior claims of creditors of the subsidiary. As of September 30, 2002, Cardinal Health had outstanding approximately $1.7 billion of indebtedness and guarantees of subsidiary indebtedness for borrowed money with which the debt securities would rank equally. In addition, as of such date, Cardinal Health's subsidiaries had outstanding approximately $638.5 million of indebtedness for borrowed money ($501.2 million of which is guaranteed by Cardinal Health). On a consolidated basis, Cardinal Health's subsidiaries had approximately $5.3 billion of trade payables and $400.0 million of preferred debt securities issued by a special purpose accounts receivable and financing entity as of September 30, 2002, to which the debt securities would be effectively subordinated.

         The prospectus supplement relating to any series of debt securities will, among other things, describe the following terms, where applicable:

         - the designation, aggregate principal amount and purchase price;

         -        the date or dates on which principal is payable;

         - the interest rate or the method of computing the interest rate;

         -        the interest payment date and any related record dates;

         -        any redemption, repayment or sinking fund provisions; and

         -        any other specific terms of the debt securities.

         Unless otherwise specified in a prospectus supplement, principal and premium, if any, will be payable, and the debt securities will be transferable and exchangeable without service charge, at the office of the trustee. Interest on any series of debt securities will be payable on the interest payment dates to the persons in whose names the debt securities are registered at the close of business on the related record dates, and, unless other arrangements are made, will be paid by checks mailed to such persons.

         Debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) and sold at a discount which may be substantially below their stated principal amount ("Original Issue Discount Securities"). The applicable prospectus supplement may describe the Federal income tax consequences and other special considerations applicable to any Original Issue Discount Securities.

DEFINITIONS

         The definitions set forth below are a description of the terms that are defined in the indenture and used in this prospectus. The complete definitions are set forth in the indenture.

"Attributable Debt" means in connection with a sale and lease-back transaction the lesser of:

         -        the fair value of the assets subject to the transaction; or

         - the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the debt securities of all series then outstanding and compounded semiannually) of our obligations for rental payments during the remaining term of all leases.

"Consolidated Net Tangible Assets" means the aggregate amount of assets after deducting therefrom:

         - all current liabilities (excluding any thereof constituting Funded Indebtedness by reason of being renewable or extendable); and

         - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our most recent balance sheet and computed in accordance with generally accepted accounting principles.

"Consolidated Subsidiary" means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of Cardinal Health in accordance with generally accepted accounting principles practiced in the United States of America.

"Exempted Debt" means the sum of the following as of the date of determination:

         - our indebtedness incurred after the date of the indenture and secured by liens not permitted by the limitation on liens provisions of the indenture; and

         - our Attributable Debt in respect of every sale and lease-back transaction entered into after the date of the indenture, other than leases permitted by the limitation on sale and lease-back provisions of the indenture.

"Financing Subsidiary" means any Subsidiary, including its Subsidiaries, engaged in one or more of the following activities:

         - the business of making loans or advances, extending credit or providing financial accommodations (including leasing new or used products) to others;

         - the business of purchasing notes, accounts receivable (whether or not payable in installments), conditional sale contracts or other obligations of others originating in sales at wholesale or retail; or

         - any other business as may be reasonably incidental to those described herein, including the ownership and use of property in connection with it.

"Funded Indebtedness" means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

"Indebtedness" means all items classified as indebtedness on our most recently available balance sheet in accordance with generally accepted accounting principles.

"Original Issue Discount Security" means any debt security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof following an event of default.

"Rate Hedging Obligations" means any and all obligations of anyone arising under:

         - any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions; and

         - any and all cancellations, buybacks, reversals, terminations or assignments of the same.

"Restricted Subsidiary" means a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and as amended from time to time.

"Senior Funded Indebtedness" means any of our Funded Indebtedness that is not subordinated in right of payment to any of our other Indebtedness.

"Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power (under ordinary circumstances) to elect a majority of the board of directors of that corporation is at the time owned by Cardinal Health or by Cardinal Health and one or more Subsidiaries or by one or more Subsidiaries.

"Yield to Maturity" means the yield to maturity on a series of debt securities, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

CERTAIN COVENANTS

         The following is a summary of the material covenants contained in the indenture.

Limitation on Liens.

         So long as any of the debt securities remain outstanding, Cardinal Health will not, and it will not permit any Consolidated Subsidiary to, create or assume any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien ("liens") of or upon any assets of Cardinal Health or any Consolidated Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the debt securities by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction does not apply to:

         (a)      liens existing on April 18, 1997, the date of the indenture;

         (b) liens on assets of any corporation existing at the time it becomes a Consolidated Subsidiary;

         (c) liens on assets existing at the time we acquire them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by Cardinal Health or a Consolidated Subsidiary for the purpose of financing the purchase price of assets or improvements to or construction of them, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of such improvement or construction or commencement of full operation of the property, whichever is later);

         (d) liens securing Indebtedness owing by any Consolidated Subsidiary to Cardinal Health or another wholly owned domestic Subsidiary;

         (e) liens on any assets of a corporation existing at the time the corporation is merged into or consolidated with Cardinal Health or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by Cardinal Health or a Subsidiary;

         (f) liens on any assets of Cardinal Health or a Consolidated Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

         (g) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive;

         (h) certain statutory liens or other similar liens arising in the ordinary course of business or certain liens arising out of governmental contracts;

         (i) certain pledges, deposits or liens made or arising under workers' compensation or similar legislation or in certain other circumstances;

         (j) liens created by or resulting from certain legal proceedings, including certain liens arising out of judgments or awards;

         (k) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of our business, or our ownership of our assets which were not incurred in connection with the borrowing of money and which do not, in our opinion, materially impair our use of such assets in our operations or the value of the assets for its purposes; or

         (l)      liens on any assets of a Financing Subsidiary.

         Notwithstanding the foregoing restrictions, we may create or assume any Indebtedness which is secured by a lien, without securing the debt securities, provided that at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Consolidated Net Tangible Assets.

Limitations on Subsidiary Debt.

         Cardinal Health will not permit any Restricted Subsidiary directly or indirectly to incur any Indebtedness for borrowed money, except that the foregoing restrictions will not apply to the incurrence of:

         (a) Indebtedness outstanding on April 18, 1997, the date of the indenture;

         (b) Indebtedness of a Restricted Subsidiary that represents its assumption of Indebtedness of another Subsidiary, and Indebtedness owed by any Restricted Subsidiary to Cardinal Health or to another Subsidiary; provided that such Indebtedness will be held at all times by either Cardinal Health or a Subsidiary; and provided further that upon the transfer or disposition of such Indebtedness to someone other than Cardinal Health or another Subsidiary, the incurrence of such Indebtedness will be deemed to be an incurrence that is not permitted;

         (c) Indebtedness arising from (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; or (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such overdraft is extinguished within five business days of incurrence;

         (d) Indebtedness arising from guarantees of loans and advances by third parties to employees and officers of a Restricted Subsidiary in the ordinary course of business for bona fide business purposes; provided that the aggregate amount of such guarantees by all Restricted Subsidiaries does not exceed $1,000,000;

         (e) Indebtedness incurred by a foreign Restricted Subsidiary in the ordinary course of business;

         (f) Indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary or is merged into a Restricted Subsidiary or at the time of a purchase, lease or other acquisition by a Restricted Subsidiary of all or substantially all of the assets of such corporation;

         (g) Indebtedness of a Restricted Subsidiary arising from agreements or guarantees providing for or creating any obligations of Cardinal Health or any of its Subsidiaries incurred in connection with the disposition of any business, property or Subsidiary, excluding guarantees or similar credit support by a Restricted Subsidiary of indebtedness incurred by the acquirer of such business, property or Subsidiary for the purpose of financing such acquisition;

         (h) Indebtedness of a Restricted Subsidiary with respect to bonds, bankers' acceptances or letters of credit provided by such Subsidiary in the ordinary course of business;

         (i) Indebtedness secured by a lien permitted by the provisions regarding limitations on liens or arising in respect of a sale and lease-back transaction permitted by the provisions regarding such transactions, or any Indebtedness incurred to finance the purchase price or cost of construction of improvements with respect to property or assets acquired after April 18, 1997, the date of the indenture;

         (j) Indebtedness that is issued, assumed or guaranteed in connection with compliance by a Restricted Subsidiary with the requirements of any program, applicable to such Restricted Subsidiary, adopted by any governmental authority that provides for financial or tax benefits which are not available directly to Cardinal Health;

         (k) Indebtedness arising from Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which a Subsidiary is otherwise subject by virtue of the operations of its business, and not for speculative purposes;

         (l)      Indebtedness incurred by any Financing Subsidiary; and

         (m) Indebtedness incurred in connection with refinancing of any Indebtedness described in (a), (b), (f), (g), and (i) above ("Refinancing Indebtedness"), provided that:

                          (i) the principal amount of the Refinancing Indebtedness does not exceed the principal amount of the Indebtedness refinanced (plus the premiums paid and expenses incurred in connection therewith),

                          (ii) the Refinancing Indebtedness has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, and

                          (iii) the Refinancing Indebtedness ranks no more senior, and is at least as subordinated in right of payment, as the Indebtedness being refinanced.

         Notwithstanding the foregoing restrictions, Restricted Subsidiaries may incur any Indebtedness for borrowed money that would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate principal amount of other Indebtedness (not including the Indebtedness permitted above), does not, at the time such Indebtedness is incurred, exceed 20% of Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions.

         Sale and lease-back transactions (except those transactions involving leases for less than three years) by Cardinal Health or any Consolidated Subsidiary of any assets are prohibited unless:

         - Cardinal Health or the Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable Debt with respect to such transaction without equally and ratably securing the debt securities; or

         - the proceeds of the sale of the assets to be leased are at least equal to their fair value as determined by Cardinal Health's board of directors and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement of Senior Funded Indebtedness.

         The foregoing limitation will not apply if at the time Cardinal Health or any Consolidated Subsidiary enters into such sale and lease-back transaction, immediately after giving effect thereto, Exempted Debt does not exceed 20% of the Consolidated Net Tangible Assets.

Merger, Consolidation, Sale, Lease or Conveyance.

         Cardinal Health will not merge or consolidate with any other corporation and will not sell, lease or convey all or substantially all its assets to any person, unless:

         -        Cardinal Health will be the continuing corporation; or

         - (a) the successor corporation or person that acquires all or substantially all of Cardinal Health's assets is a corporation organized under the laws of the United States or a State thereof or the District of Columbia; and (b) the successor corporation or person expressly assumes all of Cardinal Health's obligations under the indenture and the debt securities; and (c) immediately after such merger, consolidation, sale, lease or conveyance, the successor corporation or person is not in default in the performance of the covenants and conditions of the indenture to be performed or observed by Cardinal Health.

BOOK-ENTRY DEBT SECURITIES

         The debt securities of a series may be represented by one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in the applicable prospectus supplement. The one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series. Unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary and except in the circumstances described in the applicable prospectus supplement.

         The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. However, we expect that the following provisions will apply to depositary arrangements:

         - Unless otherwise specified in the applicable prospectus supplement, debt securities that are to be represented by a global security will be registered in the name of the depositary or its nominee;

         - Upon the issuance and deposit of such global security with the depositary, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants");

         - Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants;

         - Ownership of beneficial interests by participants will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee; and

         - Ownership of beneficial interests by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limitations and laws may impair the ability to transfer beneficial interests in such global securities.

         As long as the depositary or its nominee is the registered owner of a global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in global securities will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form, and will not be considered the holders for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

         We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         Principal of and any premium and interest on a global security will be payable as described in the applicable prospectus supplement.

MODIFICATION OF THE INDENTURE

         Cardinal Health and the trustee cannot modify the indenture or any supplemental indenture or the rights of the holders of the debt securities without the consent of holders of not less than 66 2/3% in principal amount of the debt securities at the time outstanding of all series affected (voting as one class). Cardinal Health and the trustee cannot modify the indenture without the consent of the holder of each outstanding debt security of such series affected by such modification to:

         (1)      extend the final maturity of any of the debt securities; or

         (2)      reduce the principal amount; or

         (3)      reduce the rate or extend the time of payment of interest; or

         (4)      reduce any amount payable on redemption; or

         (5) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity; or

         (6)      reduce the amount provable in bankruptcy; or

         (7) impair or affect the right of any holder of the debt securities to institute suit for payment.

         In addition, the consent of all holders of debt securities is required to reduce the percentage of consent required to effect any modification.

         Cardinal Health and the trustee may modify the indenture or enter into supplemental indentures without the consent of the holders of the debt securities, in certain cases, including:

         (1) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities any property or assets;

         (2) to evidence the succession of another corporation to Cardinal Health and the assumption by the successor corporation of the covenants, agreements and obligations of Cardinal Health;

         (3) to add to Cardinal Health's covenants any further covenants, restrictions, conditions or provisions considered to be for the protection of the holders;

         (4) to cure any ambiguity or to correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision contained in the indenture or to make such other provisions in regard to matters or questions arising under the indenture that will not adversely affect the interests of the holders of the debt securities in any material respect;

         (5)      to establish the form or terms of debt securities; and

         (6) to evidence or provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture that may be necessary to provide for or facilitate the administration of the trusts created thereunder by more than one trustee.

EVENTS OF DEFAULT

         The following constitute events of default under debt securities of any series:

         (1) failure to pay principal of and premium, if any, on any debt securities of such series when due;

         (2) failure to pay interest on any debt securities of such series when due for 30 days;

         (3) failure to perform any other covenant or agreement of Cardinal Health in the debt securities of such series or the indenture for 90 days after written notice to Cardinal Health specifying that such notice is a "notice of default" under the indenture;

         (4) failure to pay any sinking fund installment when due on any debt securities of such series;

         (5) certain events of bankruptcy, insolvency, or reorganization of Cardinal Health; and

         (6) any other event of default provided in the supplemental indenture or resolutions of Cardinal Health's board of directors of any debt securities of such series.

         If an event of default occurs and is continuing due to the default in the performance or breach of (1), (2), (3), or (4) above with respect to any series of debt securities but not with respect to all outstanding debt securities issued, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series voting as a separate class) may declare the principal amount and interest accrued of all such affected series of debt securities to be due and payable immediately.

         If an event of default occurs and is continuing due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued and then outstanding or due to certain events of bankruptcy, insolvency or reorganization of Cardinal Health, either the trustee or the holders of not less than 25% in principal amount of all debt securities issued (treated as one class) may declare the principal amount and interest accrued of all such debt securities to be due and payable immediately. However, such declarations may be annulled and any defaults may be waived upon the occurrence of certain conditions including deposit by Cardinal Health with the trustee of a sum sufficient to pay all matured installments of interest and principal and certain expenses of the trustee.

         Unless otherwise specified in a prospectus supplement, a default by Cardinal Health with respect to any Indebtedness other than the debt securities will not constitute an event of default with respect to the debt securities.

         The trustee may withhold notice to the holders of any series of the debt securities of any default (except in payment of principal of, or interest on, or in the payment of any sinking or purchase fund installment) if the trustee considers it in the interest of such holders to do so.

         Subject to the provisions for indemnity and certain other limitations contained in the indenture, the holders of a majority in principal amount of each series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

         No holder of debt securities of a series may institute any action against Cardinal Health under the indenture unless:

         (1) that holder gives to the trustee advance written notice of default and its continuance;

         (2) the holders of not less than 25% in principal amount of debt securities of such series then outstanding affected by that event of default request the trustee to institute such action;

         (3)      that holder has offered the trustee reasonable indemnity;

         (4) the trustee has not instituted such action within 60 days of such request; and

         (5) the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series then outstanding.

         At any time prior to the evidencing to the trustee of the taking of any action by the holders of the percentage in aggregate principal amount of the debt securities of any or all series specified in the indenture in connection with such action, any holder of a debt security may, by filing written notice with the trustee, revoke such action concerning such security.

         Cardinal Health is required to deliver to the trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Cardinal Health is in compliance with the conditions and covenants under the indenture.

SATISFACTION AND DISCHARGE

         The indenture provides that Cardinal Health will be discharged from all obligations under the indenture and the indenture will cease to be of further effect when:

         (1) Cardinal Health has paid all sums payable by it under the indenture;

         (2) Cardinal Health has delivered to the trustee for cancellation all authenticated debt securities; or

         (3) all debt securities not delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and Cardinal Health has irrevocably deposited with the trustee as trust funds an amount in cash sufficient to pay the principal and interest at maturity or upon redemption of such debt securities not previously delivered to the trustee for cancellation and paid all other sums payable with respect to such debt securities; and
the trustee, on demand of and at the expense of Cardinal Health and upon compliance by Cardinal Health with certain conditions and upon compliance with certain conditions, will execute proper instruments acknowledging satisfaction and discharge of the indenture.

THE TRUSTEE

         The trustee under the indenture is Bank One, N.A. (formerly known as Bank One, Columbus, N.A.). The trustee serves as trustee for Cardinal Health's 6.25% Notes due 2008, 6.75% Notes due 2011, and 4.45% Notes due 2005. The trustee is an affiliate of Bank One, Indiana, NA (formerly known as Bank One, Indianapolis, NA), the trustee under a separate indenture for Cardinal Health's 6.5% Notes due 2004 and 6% Notes due 2006.

                                 LEGAL OPINIONS

         The validity of the offered securities will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedule of Cardinal Health and its subsidiaries as of June 30, 2002 and 2001, and for each of the three years in the period ended June 30, 2002, have been incorporated in this prospectus by reference from Cardinal Health's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. The consolidated financial statements and schedule as of and for the year ended June 30, 2002, have been audited by Ernst & Young LLP, independent accountants, as stated in their report that is incorporated in this prospectus by reference from the Cardinal Health Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

         The consolidated financial statements and schedule as of June 30, 2001 and for each of the two years in the period ended June 30, 2001, except the financial statements of Bindley Western Industries, Inc. and its subsidiaries ("Bindley") as of and for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent accountants, as stated in their reports that are incorporated in this prospectus by reference from the Cardinal Health Annual Report on Form 10-K for the fiscal year ended June 30, 2002.

         Such consolidated financial statements and supporting schedule of Cardinal Health and its subsidiaries as described above are incorporated herein by reference in reliance upon the reports of the respective firms and upon the authority of the respective firms as experts in accounting and auditing with respect to the entities and for the periods they have audited. All of the foregoing firms are independent public auditors with respect to the entities and for the periods they have audited.

         The consolidated financial statements of Bindley as of and for the year ended December 31, 1999, not separately presented or incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements, to the extent they have been included in the financial statements of Cardinal Health, have been so included in reliance on the report of such independent accountants (such report is included in Cardinal Health's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and incorporated by reference in this prospectus) given on the authority of said firm as experts in auditing and accounting.

         As previously disclosed in our Form 8-K filed on May 9, 2002, we dismissed Arthur Andersen LLP as our independent public accountants and announced that we had appointed Ernst & Young LLP to replace Arthur Andersen LLP as our independent public accountants. On July 3, 2002, Arthur Andersen LLP publicly announced that it has commenced the closure of its Columbus, Ohio office. Solely due to the closure of Arthur Andersen LLP's Columbus office, after reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to name Arthur Andersen LLP as experts or to include Arthur Andersen LLP's reports on our financial statements that are incorporated by reference into this registration statement. Under these circumstances, this registration statement is permitted to be filed without a written consent from Arthur Andersen LLP in accordance with Rule 437a of the Securities Act. The absence of this consent may limit recovery against Arthur Andersen LLP under
Section 11 of the Securities Act. In addition, as a practical matter, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from Arthur Andersen LLP's provision of auditing and other services to us and Arthur Andersen LLP's other clients) may be limited due to the recent events regarding Arthur Andersen LLP, including without limitation its conviction on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp.

                              PLAN OF DISTRIBUTION

         We may sell the offered securities: (a) through the solicitation of proposals of underwriters or dealers to purchase the offered securities, (b) through underwriters or dealers on a negotiated basis, (c) directly to a limited number of purchasers or to a single purchaser, or (d) through agents. The prospectus supplement with respect to any offered securities will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Cardinal Health from such sale, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         The securities may be offered and sold through agents that we may designate from time to time. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of any securities so offered and sold.

         If an underwriter or underwriters are utilized in the sale of any offered securities, Cardinal Health will execute an underwriting agreement with such underwriter or underwriters, and the names of the underwriter or underwriters and the terms of the transactions, including commissions, discounts, and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that will be used by the underwriters to make resales of the offered securities. Such underwriter or underwriters will acquire the offered securities for their own account and may resell such offered securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. If any underwriter or underwriters are utilized in the sale of any offered securities, unless otherwise set forth in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters with respect to a sale of such offered securities will be obligated to purchase all such offered securities if any are purchased.

         If a dealer is utilized in the sale of any offered securities, Cardinal Health will sell such offered securities to the dealer, as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of any such dealer and the terms of the transaction will be set forth in a prospectus supplement relating thereto.

         Offers to purchase securities may be solicited directly by Cardinal Health and sales thereof may be made by Cardinal Health directly to institutional investors or others, who may be deemed to be underwriters, as such term is defined in the Securities Act, with respect to any resale of the offered securities. The terms of any such sales will be described in a prospectus supplement relating thereto.

         We may indemnify our agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

         The prospectus supplement will explain whether or not the offered securities will be listed on a national securities exchange. We cannot assure you that there will be a market for any of the offered securities.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


                                                                 AMOUNT
                                                              ------------
Filing fee -- Securities and Exchange Commission ........     $     27,600
*Listing on New York Stock Exchange .....................           75,000
*Trustees expenses ......................................           30,000
*Printing and engraving .................................          100,000
*Services of counsel ....................................          100,000
*Services of independent public accountants .............           50,000
*Rating agency fees .....................................          500,000
*Blue Sky fees and expenses .............................            5,000
*Miscellaneous ..........................................           50,000
                                                              ------------
     Total ..............................................     $    937,600
                                                              ============

----------

*  Estimated

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

         Article 6 of Cardinal Health's Regulations contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Law. Cardinal Health's Regulations provide for the indemnification of its officers, directors, employees, and agents against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of Cardinal Health or the shareholders of Cardinal Health or otherwise as provided in
Section 1701.13(E) of the Ohio Law, that (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of Cardinal Health; (b) in any action, suit, or proceeding by or in the right of Cardinal Health, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to Cardinal Health; and (c) with respect to any criminal action or proceeding, they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, such individual shall be indemnified against expenses reasonably incurred in connection therewith.

         Cardinal Health has entered into indemnification contracts with each of its directors and executive officers. These contracts generally: (i) confirm the existing indemnity provided to them under Cardinal Health's Regulations and assure that this indemnity will continue to be provided; (ii) provide that if Cardinal Health does not maintain directors' and officers' liability insurance, Cardinal Health will, in effect, become a self-insurer of the coverage; (iii) provide that, in addition, the directors and officers shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and settlement amounts incurred by them in any action or proceeding on account of their service as a director, officer, employee, or agent of Cardinal Health, or at the request of Cardinal Health as a director, officer, employee, trustee, fiduciary, manager, member or agent of another corporation, partnership, trust, limited liability company, employee benefit plan or other enterprise; and (iv) provide for the mandatory advancement of expenses to the executive officer or director in connection with the defense of any proceedings, provided that the executive officer or director agrees to reimburse Cardinal Health for that advancement if it is ultimately determined that the executive officer or director is not entitled to the indemnification for that proceeding under the agreement. Coverage under the contracts is excluded: (A) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; or (B) if a final court of adjudication shall determine that such indemnification is not lawful; or (C) in respect of any suit in which judgment is rendered for violations of
Section 16(b) of the Securities Exchange Act of 1934, as amended, or provisions of any federal, state, or local statutory law; or (D) on account of any remuneration paid which is finally adjudged to have been in violation of law; or
(E) on account of conduct occurring prior to the time the executive officer or director became an officer, director, employee or agent of Cardinal Health or its subsidiaries (but in no event earlier than the time such entity became a subsidiary of Cardinal Health); or (F) with respect to proceedings initiated or brought voluntarily by the executive officer or director and not by way of defense, except for proceedings brought to enforce rights under the indemnification contract. Cardinal Health maintains a directors' and officers' insurance policy which insures the officers and directors of Cardinal Health from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of Cardinal Health.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION


1.1            Proposed form of Underwriting Agreement -- Common Shares (1)

1.2            Proposed form of Underwriting Agreement -- Debt Securities (1)

4.1 Indenture dated as of May 1, 1993 between Cardinal Health and Bank One, Indianapolis, NA, Trustee, relating to Cardinal Health's 6.5% Notes Due 2004 and 6% Notes Due 2006 (2)

4.2 Indenture dated as of October 1, 1996 between Allegiance Corporation and PNC Bank, Kentucky, Inc. ("PNC"), Trustee; and First Supplemental Indenture dated as of February 3, 1999 by and among Allegiance Corporation, Cardinal Health and Chase Manhattan Trust Company National Association (as successor in interest to
               PNC), Trustee (3)

4.3 Indenture dated January 1, 1994 between R.P. Scherer International Corporation and Comerica Bank; First Supplemental Indenture dated February 28, 1995 by and among R.P. Scherer International Corporation, R.P. Scherer Corporation and Comerica Bank; and Second Supplemental Indenture dated as of August 7, 1998 by and among R.P. Scherer Corporation, Cardinal Health and Comerica Bank (4)

4.4 Indenture dated as of April 18, 1997 between Cardinal Health and Bank One, Columbus, N.A., Trustee, relating to Cardinal Health's 6.25% Notes due 2008 and 6.75% Notes Due 2011 (5)

4.5            Amended and Restated Articles of Incorporation of Cardinal Health
               (6) and (7)

4.6 Amended and Restated Code of Regulations of Cardinal Health, as amended (6) and (8)

4.7            Form of Debt Securities (9)

4.8            Form of Common Shares (9)

5 Opinion of Baker & Hostetler LLP as to validity of the offered securities

12             Computation of Ratio of Earnings to Fixed Charges

23.1           Consent of Ernst & Young LLP

23.2 Solely due to the closure of Arthur Andersen LLP's Columbus, Ohio office, after reasonable efforts, Cardinal Health was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated July 21, 2001.

23.3           Consent of PricewaterhouseCoopers LLP

23.4           Consent of Baker & Hostetler LLP (included in Exhibit 5)

24             Powers of Attorney (included on signature page)

25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One, N.A. (formerly known as Bank One, Columbus, N.A)

----------

(1) To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2) Included as an exhibit to Cardinal Health's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-11373) and incorporated herein by reference.

(3) Included as an exhibit to Cardinal Health's Registration Statement on Form S-4 (No. 333-74761) and incorporated herein by reference.

(4) Included as an exhibit to Cardinal Health's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (File No. 1-11373) and incorporated herein by reference.

(5) Included as an exhibit to Cardinal Health's Current Report on Form 8-K filed April 21, 1997 (File No. 1-11373) and incorporated herein by reference.

(6) Included as an exhibit to Cardinal Health's Current Report on Form 8-K filed November 24, 1998 (File No. 1-11373) and incorporated herein by reference.

(7) Included as an exhibit to Cardinal Health's Registration Statement on Form S-4 (No. 333-53394) and incorporated herein by reference.

(8) Included as an exhibit to Cardinal Health's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-11373) and incorporated herein by reference.

(9) Included as an exhibit to Cardinal Health's Registration Statement on Form S-3 (No. 333-62944) and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            [Signature Pages Follow]

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on December 16, 2002.

                                             CARDINAL HEALTH, INC.


                                             By: /s/ Robert D. Walter
                                                --------------------------------
                                                Robert D. Walter, Chairman and
                                                Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert D. Walter, Paul S. Williams and Richard J. Miller, and each of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and re-substitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign and file any and all pre- or post-effective amendments to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 16, 2002.


NAME                                                          TITLE
----                                                          -----

/s/ Robert D. Walter                                Chairman, Chief Executive
---------------------------------                   Officer (principal executive officer)
Robert D. Walter                                    and Director

/s/ Richard J. Miller                               Executive Vice President, Chief
---------------------------------                   Financial Officer and Principal Accounting
Richard J. Miller                                   Officer (principal financial officer and
                                                    principal accounting officer)

/s/ William E. Bindley                              Director
---------------------------------
William E. Bindley

/s/ Dave Bing                                       Director
---------------------------------
Dave Bing

/s/ George H. Conrades                              Director
---------------------------------
George H. Conrades

/s/ John F. Finn                                    Director
---------------------------------
John F. Finn

/s/ Robert L. Gerbig                                Director
---------------------------------
Robert L. Gerbig

/s/ John F. Havens                                  Director
---------------------------------
John F. Havens

/s/ J. Michael Losh                                 Director
---------------------------------
J. Michael Losh

/s/ John B. McCoy                                   Director
---------------------------------
John B. McCoy

/s/ Richard C. Notebaert                            Director
---------------------------------
Richard C. Notebaert

/s/ Michael D. O'Halleran                           Director
---------------------------------
Michael D. O'Halleran

/s/ David W. Raisbeck                               Director
---------------------------------
David W. Raisbeck

/s/ Jean G. Spaulding, M.D.                         Director
---------------------------------
Jean G. Spaulding, M.D.

/s/ Matthew D. Walter                               Director
---------------------------------
Matthew D. Walter

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                   DESCRIPTION
------                                   -----------

1.1            Proposed form of Underwriting Agreement -- Common Shares (1)

1.2            Proposed form of Underwriting Agreement -- Debt Securities (1)

4.1            Indenture dated as of May 1, 1993 between Cardinal Health and
               Bank One, Indianapolis, NA, Trustee, relating to Cardinal
               Health's 6.5% Notes Due 2004 and 6% Notes Due 2006 (2)

4.2            Indenture dated as of October 1, 1996 between Allegiance
               Corporation and PNC Bank, Kentucky, Inc. ("PNC"), Trustee; and
               First Supplemental Indenture dated as of February 3, 1999 by and among Allegiance Corporation, Cardinal Health and Chase Manhattan
               Trust Company National Association (as successor in interest to
               PNC), Trustee (3)

4.3            Indenture dated January 1, 1994 between R.P. Scherer
               International Corporation and Comerica Bank; First Supplemental
               Indenture dated February 28, 1995 by and among R.P. Scherer
               International Corporation, R.P. Scherer Corporation and Comerica
               Bank; and Second Supplemental Indenture dated as of August 7,
               1998 by and among R.P. Scherer Corporation, Cardinal Health and
               Comerica Bank (4)

4.4            Indenture dated as of April 18, 1997 between Cardinal Health and
               Bank One, Columbus, N.A., Trustee, relating to Cardinal Health's
               6.25% Notes due 2008 and 6.75% Notes Due 2011 (5)

4.5            Amended and Restated Articles of Incorporation of Cardinal
               Health, as amended (6) and (7)

4.6 Amended and Restated Code of Regulations of Cardinal Health, as amended (6) and (8)

4.7            Form of Debt Securities (9)

4.8            Form of Common Shares (9)

5 Opinion of Baker & Hostetler LLP as to validity of the offered securities

12             Computation of Ratio of Earnings to Fixed Charges

23.1           Consent of Ernst & Young LLP

23.2 Solely due to the closure of Arthur Andersen LLP's Columbus, Ohio office, after reasonable efforts, Cardinal Health was unable to obtain the written consent of Arthur Andersen LLP to incorporate by reference its report dated July 21, 2001.

23.3           Consent of PricewaterhouseCoopers LLP

23.4           Consent of Baker & Hostetler LLP (included in Exhibit 5)

24             Powers of Attorney (included on signature page)

25             Form T-1 Statement of Eligibility and Qualification under the
               Trust Indenture Act of 1939 of Bank One, N.A. (formerly known as
               Bank One, Columbus, N.A)

----------

(1) To be filed by amendment or as an exhibit to a document to be incorporated or deemed to be incorporated by reference in the Registration Statement.

(2) Included as an exhibit to Cardinal Health's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (File No. 1-11373) and incorporated herein by reference.

(3) Included as an exhibit to Cardinal Health's Registration Statement on Form S-4 (No. 333-74761) and incorporated herein by reference.

(4) Included as an exhibit to Cardinal Health's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 (File No. 1-11373) and incorporated herein by reference.

(5) Included as an exhibit to Cardinal Health's Current Report on Form 8-K filed April 21, 1997 (File No. 1-11373) and incorporated herein by reference.

(6) Included as an exhibit to Cardinal Health's Current Report on Form 8-K filed November 24, 1998 (File No. 1-11373) and incorporated herein by reference.

(7) Included as an exhibit to Cardinal Health's Registration Statement on Form S-4 (No. 333-53394) and incorporated herein by reference.

(8) Included as an exhibit to Cardinal Health's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 (File No. 1-11373) and incorporated herein by reference.

(9) Included as an exhibit to Cardinal Health's Registration Statement on Form S-3 (No. 333-62944) and incorporated herein by reference.